FORM 4

//  Check this box if no longer          OMB APPROVAL
     subject to Section 16,                  OMB NUMBER:
3235-0287 Form 4 or Form 5             EXPIRES: SEPTEMBER 30,
1998 obligations may continue.      ESTIMATED AVERAGE  BURDEN
See Instruction 1(b)                          HOURS PER RESPONSE 0.5


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935
or  Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
1.   Name and Address of Reporting Person*

     Montesano                       Nick
     (Last)                         (First)                   (Middle)

     30 Coyote Way
     (Street)

     Woodbridge           Ontario                    L4H-1Y6
     (City)                         (State)                     (Zip)

2.   Issuer Name and Ticker or Trading Symbol

     Datastand Technologies Inc. (DATT)

3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Statement for Month/Year

     12/01

5.   If Amendment, Date of Original (Month/Year)

     n/a

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

     (x )  Director                              (  )  10% Owner
     (  )  Officer (give title below)            ( )  Other (specify
below)



7.   Individual or Joint/Group Filing (Check Applicable Line)

     ( V )  Form filed by One Reporting Person
     (   )  Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or
Beneficially Owned

1.  Title of Security                       	 2.  Transaction Date
    (Instr. 3)                                       	    (Month/Day/Year)
- --------------------------------------    	    ------------------------
a.  Common Stock, par value $.001          		12/18/2001
- --------------------------------------  	------------------------

b.  Common Stock, par value $.001          		12/20/2001
- --------------------------------------  	------------------------

c.
- --------------------------------------  	------------------------

d.
- -------------------------------------- 	 ------------------------

e.
- --------------------------------------  	------------------------

f.
- --------------------------------------  	------------------------



3.  Transaction      4.  Securities Acquired (A) or
    Code                 Disposed of (D)
    (Instr. 8)           (Instr. 3, 4 and 5)
- -------------------  -------------------------------------------
    Code       V        Amount       (A) or (D)      Price
- ---------   -------  -------------  -------------  -------------
a.   S                        5,000             D        $.28
- ---------   -------  -------------  -------------  -------------

b.  S			      10,000		D        $.32
- ---------   -------  -------------  -------------  -------------

c.
- ---------   -------  -------------  -------------  -------------

d.
- ---------   -------  -------------  -------------  -------------

e.
- ---------   -------  -------------  -------------  -------------

f.
- ---------   -------  -------------  -------------  -------------




5.  Amount of Securities        6. Ownership Form:  	7. Nature of Indirect
     Beneficially Owned	       Direct (D) or                        Beneficial
     at End of Month                      Indirect (I)                          Ownership
       (Instr. 3 and 4)	          (Instr. 4)		      (Instr. 4)

  -----------------------------  	       ------------------          -------------------------
a.  5,051,880    		            		D
- ------------------------------  	       -----------------            -----------------

b.
------------------------------  	       ------------------ 	-------------------

c.
- ------------------------------  	       -----------------  		------------------

d.
- ------------------------------  	       ------------------ 	 -----------------

e.
- ------------------------------  	       ------------------  	 ----------------

f.
- ------------------------------  	       ------------------		------------------


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
If the form is filed by more than one reporting person, see Instruction
4(b)(v).


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


FORM 4 (continued)  Table II - Derivative Securities Acquired, Disposed of,
                               or Beneficially Owned
                (e.g, puts, calls, warrants, options, convertible securities)

1. Title of     2. Conver-    3. Transac- 4. Transac-   5. Number of
   Derivative      sion or           tion            tion             Derivative
   Security        Exercise          Date          Code            Securities
   (Instr. 3)        Price            (Month/                            Acquired (A) or
                             of                 Day/        (Instr. 8)        Disposed of (D)
                      Derivative          Year)                             (Instr. 3, 4 and 5)
                       Security                           -------------         --------------------
                                                                Code     V            (A)       (D)
- --------------  -------------- 	 ----------  ------   ------       --------- ----------
a.
- --------------  -------------- 	 ----------    ----    ------      ---------   ----------

b.
- --------------   -------------- 	 ----------    ----    ------      ---------   ----------

c.
- --------------  -------------- 	 ----------    ----    ------      ---------   ----------

d.
- --------------  -------------- 	 ----------    ----    ------      ---------   ----------

e.
- --------------   -------------- 	 ----------    ----    ------      ---------   ----------

f.
- --------------   -------------- 	 ----------    ----    ------      ---------   ----------





6. Date Exercisable           7. Title and Amount 	8. Price of
   and Expiration                 of Underlying Securities          Derivative
   Date    	                                (Instr. 3 and 4)                           Security
   (Month/Day/Year)                                                                 (Instr. 5)

- ----------------------------      ---------------------------------
   Date           Expiration       Title            Amount or
   Exercisable    Date                                Number of
                                                                   Shares
 ----------------- -----------     -----------------  --------------  	    -------------
a.
 ----------------- -----------     -----------------  --------------  	    -------------

b.
 ----------------- -----------     -----------------  --------------  	    -------------

c.
 ----------------- -----------     -----------------  --------------  	    -------------

d.
 ----------------- -----------     -----------------  --------------  	    -------------

e.
 ----------------- -----------     -----------------  --------------  	    -------------

f.
 ----------------- -----------     -----------------  --------------  	    -------------




9. Number of         10. Ownership Form    11. Nature of
   Derivative                of Deriva-                      Indirect
   Securities                 tive                                Beneficial
   Beneficially              Security:                      Ownership
   Owned at                  Direct (D)                    (Instr. 4)
   End of Month         or Indirect
   (Instr. 4)                   (I) (Instr. 4)

 -------------------  	     --------------------          -----------------
a.
-------------------  	     --------------------          -----------------

b.
-------------------  	     --------------------          -----------------

c.
-------------------  	     --------------------          -----------------

d.
-------------------  	     --------------------          -----------------

e.
-------------------  	     --------------------          -----------------

f.
-------------------  	     --------------------          -----------------


Explanation of Responses:

(



/s/ Nick Montesano                                  January 10,2002
--------------------------------                  ----------------------
** Signature of Reporting Person          Date

** Intentional misstatements or omissions of facts constitute Federal
Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note. File three copies of this form, one of which must be manually signed.
   If space provided is insufficient, see Instruction 6 for procedure.

   Potential persons who are to respond to the collection of information contained in this form are not required to resond unless the form displays a currently valid OMB Number.


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